Exhibit 3.64

Minutes and By-Laws

of

MULTI-CARE INTERNATIONAL, INC.

COMMENCING	October 4,	19 91

ENDING		19

BY-LAWS

OF

MULTI-CARE INTERNATIONAL, INC.

Adopted October 4, 1991

ARTICLE I

OFFICES

1. Registered Office and Agent. – The registered office of the Corporation in the State of New Jersey is at 481 Highway 79, Morganville, NJ 07751

14A:4-1

The registered agent of the Corporation at such office is Gary F. Loures

2. Principal Place of Business. — The principal place of business of the Corporation is

481 State Highway 79
Morganville, New Jersey 07751

3. Other Places of Business. — Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.

consents may be executed together, or in counterparts, and shall be filed in the Minute Book. Special rules apply to the annual election of directors, mergers, consolidations, acquisitions of shares or the sales of assets.

14A:5-9(1)

4. Quorum. — The presence at a meeting in person or by proxy of the holders of shares entitled to cast a majority of the votes shall constitute a quorum. person,) or by telegraph, or by three (3) days notice if given by depositing the notice in the United States mails, postage prepaid. Such notice shall specify the time and place of the meeting.

14A:6-7.1(5)

4. Action Without Meeting. — The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

14A:6-7.1(3)	5. Quorum. — A majority of the entire Board shall constitute a quorum for the transaction of business.

14A:6-5

6. Vacancies in Board of Directors. — Any vacancy in the Board may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

14A:6-6	7. Removal of Directors. — Any director may be removed for cause, or without cause unless otherwise provided in the certificate of incorporation, by a majority vote of shareholders.

ARTICLE IV

WAIVERS OF NOTICE

14A:5-5(1)	Any notice required by these by-laws, by the certificate of

14A:6-10(2)

incorporation, or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each director or shareholder attending a meeting without protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.

14A:6-15(4)

3. Duties and Authority of Vice President. The vice president shall perform such duties and have such authority as from time to time may be delegated to him by the president or by the Board. In the absence of the president or in the event of his death, inability, or refusal to act, the vice president shall perform the duties and be vested with the authority of the president.

14A:6-15(4)

4. Duties and Authority of Treasurer. — The treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the president or the Board.

14A:6-15(4)

5. Duties and Authority of Secretary. — The secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The secretary shall have charge of the seal of the Corporation.

ARTICLE VI

AMENDMENTS TO AND EFFECT OF BY-LAWS;

FISCAL YEAR

1. Force and Effect of By-Laws.— These by-laws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation’s certificate of incorporation, as it may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in the Act or the certificate of incorporation, the provision of that Act or the certificate of incorporation shall govern.

2. Wherever in these by-laws references are made to more than one incorporator, director, or shareholder, they shall, if this is a sole incorporator, director, shareholder corporation, be construed to mean the solitary person; and all provisions dealing with the quantum of majorities or quorums shall be deemed to mean the action by the one person constituting the corporation.

14A:2-9(1)

3. Amendments to By-laws. — These by-laws may be altered, amended, or repealed by the shareholders or the board. Any by-law adopted, amended, or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such by-law

FIRST AMENDMENT TO THE

BYLAWS

OF

MULTI-CARE INTERNATIONAL, INC.

The following amendment to the Bylaws was duly adopted by the Board of Directors of the Corporation as of September 27, 1997:

RESOLVED, that the Bylaws of the Corporation be, and they hereby are, amended as set forth in Exhibit A attached hereto.